UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

ManTech International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

April 4, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of ManTech International Corporation, which will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Thursday, May 8, 2014, at 11 am (EDT).

We have provided details of the business to be conducted at the meeting in the accompanying Notice of Annual Meeting of Stockholders, proxy statement, and form of proxy. We encourage you to read these materials so that you may be informed about the business to come before the meeting.

Your participation is important, regardless of the number of shares you own. In order for us to have an efficient meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope. You can find additional information concerning our voting procedures in the accompanying materials.

We look forward to seeing you at the meeting.

Sincerely,

George J. Pedersen

Chairman of the Board and Chief Executive Officer

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 8, 2014

The 2014 Annual Meeting of Stockholders (Annual Meeting) of ManTech International Corporation, a Delaware corporation (the Company), will be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, on Thursday, May 8, 2014, at 11 am (EDT), for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect eight (8) persons as directors of the Company, each to serve until the 2015 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934;

3.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 14, 2014 are entitled to vote at the Annual Meeting. A complete list of stockholders eligible to vote at the Annual Meeting will be available for examination by our stockholders during the ten days prior to the Annual Meeting, between the hours of 9 am and 5 pm (EDT), at the offices of the Company at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card, and return it promptly in the accompanying reply envelope, which requires no additional postage. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares are voted.

The proxy statement and form of proxy are being mailed on or about April 4, 2014.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 4, 2014

Important Notice Regarding Availability of Proxy Materials for ManTech’s

Annual Meeting of Stockholders to be Held on May 8, 2014:

The Proxy Statement, our Proxy Card and our Annual Report to Shareholders are available at http://investor.mantech.com/annualmeeting

12015 Lee Jackson Highway

Fairfax, VA 22033-3300

PROXY STATEMENT FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the Board) of ManTech International Corporation (the Company) is soliciting proxies to be voted at the 2014 Annual Meeting of Stockholders (Annual Meeting) to be held on Thursday, May 8, 2014, at 11 am (EDT), at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, VA 22033, and at any adjournments or postponements thereof.

The mailing address of our principal executive offices is 12015 Lee Jackson Highway, Fairfax, VA 22033-3300. This proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and the enclosed proxy card are first being mailed to our stockholders on or about April 4, 2014 (Mailing Date).

GENERAL INFORMATION

The Board is soliciting proxies to be voted at the Annual Meeting. When we ask you for your proxy, we must provide you with a proxy statement that contains certain information specified by law.

At the Annual Meeting, we will ask you to consider and vote on the following matters:

1.	To elect eight (8) persons as directors of the Company, each to serve until the 2015 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers as required pursuant to Section 14A of the Securities Exchange Act of 1934; and

3.	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy, George J. Pedersen and Jeffrey S. Brown, with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their discretion and best judgment.

Record Date and Stockholders Entitled to Vote

Record Date	Stockholders as of the close of business on March 14, 2014 (Record Date) may vote at the Annual Meeting.

Our Stock

We have two classes of outstanding stock: our Class A common stock and our Class B common stock. As of March 14, 2014, a total of 37,212,425 shares were outstanding: 24,019,580 shares of Class A common stock and

13,192,845 shares of Class B common stock. Holders of Class A common stock are entitled to one vote for each share of Class A common stock they hold on the Record Date. Holders of Class B common stock are entitled to ten votes for each share of Class B common stock they hold on the Record Date.

Voting Requirements and Other Matters

Quorum

The holders of a majority in voting power of the common stock entitled to vote at the Annual Meeting must be present, either in person or by proxy, to constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are considered present at the meeting for purposes of determining whether a quorum is present.

How to Vote	You can only vote your shares at the Annual Meeting if you are present either in person or by proxy. We encourage you to vote by submitting a proxy card even if you plan to attend the Annual Meeting.

If you vote by mail, you must sign and date each proxy card that you receive, and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. If you return a proxy card that is not signed, then your vote cannot be counted. If you return a proxy card that is signed and dated, but you do not specify voting instructions, we will vote on your behalf as follows:

➢	FOR the election of the eight (8) directors nominated by our Board and named in this proxy statement (Proposal 1 – Election of Directors);

➢	FOR the resolution approving the compensation of our named executive officers (Proposal 2 – Advisory Vote on Executive Compensation); and

➢	FOR the ratification of the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm (Proposal 3 – Ratification of Auditors).

If the Annual Meeting is adjourned or postponed, your proxy will still be effective and will still be voted at the Annual Meeting when reconvened. You will still be able to change or revoke your proxy until it is voted.

Voting ESOP Shares

Stockholders who are current or former employees participating in our Employee Stock Ownership Plan (ESOP) and have shares of our stock allocated to their account as of the Record Date have the right to direct the plan trustee on how to vote their shares. If you do not send instructions to the plan trustee in a proper manner, or if the instructions are not timely received, the trustee will not vote the shares allocable to your account.

Broker Non-Votes	If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. For Proposals 1 and 2, or for any other non-routine matter to come before the Annual Meeting, if you do not give instructions, the broker may not vote your shares at all (a broker non-vote). If you do not give instructions for Proposal 3, which is considered a routine matter, the broker may vote your shares in its discretion.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote.

Revoking Your Proxy

If you execute a proxy pursuant to this solicitation, you may revoke it at any time prior to its exercise by (i) delivering written notice to our Corporate Secretary at our principal executive offices before the Annual Meeting; (ii) executing and delivering a proxy bearing a later date to our Corporate Secretary at our principal executive offices; or (iii) voting in person at the Annual Meeting.

Votes Required	Approval of each of the proposals submitted to a vote at the Annual Meeting is subject to the affirmative vote requirement shown in the table below.

Proposal	Vote Required	Broker Discretionary Voting Allowed

Proposal 1–Election of Directors	Plurality	No

Proposal 2–Say on Pay	Majority	No

Proposal 3–Ratification of Auditors	Majority	Yes

“Plurality” will be determined with respect to votes cast on a particular proposal. “Majority” will be determined with respect to votes present in person or represented by proxy and entitled to vote. If you vote ABSTAIN on any proposal requiring a Majority, your vote will have the same effect as a vote AGAINST that proposal.

Tabulation of Votes

Mr. Michael R. Putnam, our Senior Vice President, Corporate and Regulatory Affairs, has been appointed inspector of elections for the Annual Meeting. Mr. Putnam will separately tabulate the affirmative votes, withheld or negative votes (as applicable), abstentions, and broker non-votes with respect to each of the proposals.

Voting Results

We will announce preliminary voting results at the Annual Meeting. We will disclose the final results on a Form 8-K that we file with the Securities and Exchange Commission (SEC) within four business days following the Annual Meeting.

Ownership by Insiders

As of March 14, 2014, our directors and executive officers beneficially owned an aggregate of 641,361 shares of Class A common stock (such number includes shares of common stock that may be issued upon exercise of outstanding options that are currently exercisable or that become exercisable prior to May 13, 2014) and 13,192,845 shares of Class B common stock, which together constitute approximately 37.2% of our outstanding common stock and 84.7% of the voting control of common stock entitled to vote at the Annual Meeting.

Solicitation

The Board is making this solicitation of proxies on our behalf. In addition to the solicitation of proxies by use of the mail, our officers and employees may solicit the return of proxies by personal interview, telephone, email or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts.

We will request that brokerage houses and other custodians, nominees, and fiduciaries forward our solicitation materials to beneficial owners of our common stock. We will bear all costs associated with preparing, assembling, printing, and mailing this proxy statement and the accompanying materials, the cost of forwarding our solicitation materials to the beneficial owners of our common stock, and all other costs of solicitation.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has established and adopted guidelines that it follows in matters of corporate governance (Corporate Governance Guidelines). These Corporate Governance Guidelines assist the Board in the exercise of its responsibilities and provide a framework for the efficient operation of our Company, consistent with the best interests of our stockholders and applicable legal and regulatory requirements. The Nominating and Corporate Governance Committee reviews and reassesses the adequacy of the Corporate Governance Guidelines on an annual basis. We have posted a current copy of our Corporate Governance Guidelines, which was last amended in March 2014, on the Corporate Governance page in the Investor Relations section of our website at www.mantech.com (our Website).

Director Independence

The Board comprises a majority of directors who are independent from management. Each of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee consists entirely of independent directors.

The Board has conducted an evaluation of director independence, based on the independence standards applicable to Nasdaq-listed companies and applicable SEC rules and regulations. In the course of the Board’s evaluation of the independence of each non-management director, the Board considered any transactions, relationships, and arrangements between each such director (or any member of his or her immediate family) and the Company, its subsidiaries, and its affiliates. The purpose of this evaluation was to determine whether any relationships or transactions exist that could be inconsistent with a determination by the Board that the director has no relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

As a result of this evaluation, the Board has affirmatively determined that the following directors nominated for election at the Annual Meeting are independent of the Company and its management under the above referenced standards and regulations:

➢ Mary K. Bush	➢ Richard J. Kerr
➢ Barry G. Campbell	➢ Kenneth A. Minihan
➢ Walter R. Fatzinger, Jr.	➢ Stephen W. Porter

The Board determined that Mr. Pedersen, our Chairman of the Board and Chief Executive Officer, is not independent because he is employed by the Company.

The Board determined that Mr. Armitage is not independent because his brother-in-law is a partner with the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

Board Leadership Structure

The Board believes that no single leadership model is right for all companies at all times. Depending on the circumstances, different leadership models might be appropriate. Our Corporate Governance Guidelines do not require that the roles of Chief Executive Officer and Chairman of the Board be separate or combined. The Board’s policy as to whether the roles of the Chief Executive Officer and Chairman of the Board should be separate or combined is to adopt the practice that best serves the

Company at any given point in time. Currently our Chief Executive Officer also serves as Chairman of the Board. The Board believes this structure provides an effective and efficient leadership model for the Company at this time, and that combining the Chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.

Pursuant to our Corporate Governance Guidelines, because we have combined the Chairman and CEO roles, our independent directors have designated Mr. Campbell to serve as the Presiding Director. Mr. Campbell’s duties in this capacity include:

➢	Coordinating the activities of the independent directors (or non-management directors, in certain circumstances);

➢	Calling for meetings or sessions of the independent directors (or non-management directors, in certain circumstances) and coordinating the agenda and serving as the chair for such sessions; and

➢	Facilitating communications and functioning as principal liaison between the independent directors and the Chairman of the Board.

Board and Committee Executive Sessions and Independent Directors Meetings

The independent directors (or non-management directors, in certain circumstances) of the Board regularly meet in executive session, without the presence of management, following the adjournment of Board meetings. The Board holds no fewer than two such meetings annually. Certain of the principal standing committees of the Board (including the Audit and Compensation Committees) also regularly meet in executive session. As Presiding Director, Mr. Campbell chairs meetings of our independent directors (or non-management directors, in certain circumstances), and the committee chairmen preside over executive sessions of their respective committees.

Board’s Role in Risk Oversight

The Board oversees the management of risks inherent in the operation of the Company’s business. The Board oversees the management of risk principally through the Audit Committee. Among other activities, the Audit Committee oversees the Company’s enterprise risk management program. Additionally, the Board oversees certain of the Company’s business activities (particularly those designated as classified by the U.S. government) through the Special Programs Oversight Committee. Finally, the Board fulfills its responsibility for overseeing the assessment of risks associated with the Company’s compensation policies and programs through the Compensation Committee. Each of these committees regularly receives reports from, and discusses those reports with, members of management who are responsible for applicable day-to-day risk management functions of the Company. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Board and Committee Self-Evaluations

Each of the Board and the Audit, Compensation, and Nominating and Corporate Governance Committees conducts an annual self-evaluation. These evaluations are designed to foster candid discussion regarding the adequacy and effectiveness of the Board and its principal committees. The Nominating and Corporate Governance Committee is responsible for overseeing the evaluation process. Where appropriate, the Nominating and Corporate Governance Committee will consider the results of the evaluation process in making recommendations to the Board regarding the nomination of incumbent directors for re-election to the Board and the committee assignments for each Board term.

Director Nominations

The Board generally identifies and attracts candidates through its own efforts, and it believes that this method has been effective. However, if in the future the Board determines that it is in the Company’s best interest to use the services of a consultant or a search firm to assist with the identification and selection process, it will do so.

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director nominees, and then recommending director candidates for nomination by the Board.

We do not have a formal policy regarding the consideration of diversity in identifying potential director nominees. However, the Nominating and Corporate Governance Committee considers diversity in its broadest sense when evaluating candidates. Our Corporate Governance Guidelines direct that the evaluation of nominees should include (but not be limited to) an assessment of whether a nominee would provide the Board with a diversity of viewpoints, backgrounds, experiences, and other demographics.

The Nominating and Corporate Governance Committee has a policy regarding the consideration of director candidates recommended by our stockholders (Nominations Policy). The Nominations Policy describes the circumstances pursuant to which the Nominating and Corporate Governance Committee will consider Board candidates recommended by our stockholders. The Nominations Policy also describes the procedures to be followed by stockholders in submitting such recommendations. We have made the Nominations Policy available on the Corporate Governance page of our Website.

Generally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders who beneficially own at least 1% of our outstanding stock at the time of recommendation (Qualifying Stockholder). Qualifying Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee may do so by submitting a completed Stockholder Recommendation of Candidate for Director Form (Recommendation Form), which is embedded in the Nominations Policy posted on our Website.

Qualifying Stockholders wishing to recommend a nominee for election as director at the next annual meeting of stockholders must submit their completed Recommendation Form at least 120 days in advance of the one-year anniversary of the date of the mailing of this proxy statement. The Nominating and Corporate Governance Committee will only evaluate a candidate if he or she has indicated a willingness to serve as a director and cooperate with the evaluation process, and if the required information about the candidate has been submitted. Candidates recommended by Qualifying Stockholders will generally be evaluated by the Nominating and Corporate Governance Committee pursuant to the same process used for evaluation of all other director candidates.

Code of Ethics

The policies in our Standards of Ethics and Business Conduct satisfy the SEC’s requirements for a “code of ethics” applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions, as well as Nasdaq’s requirements for a code of conduct applicable to all directors, officers, and employees. Among other principles, our Standards of Ethics and Business Conduct includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with (and reporting violations of) such standards. A copy of our Standards of Ethics and Business Conduct is available on the Corporate Governance page of our Website. We are required to disclose any amendment to, or waiver of, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. We intend to use our Website as a method of disseminating this disclosure, as permitted by applicable SEC rules.

Communication with Directors

We believe that it is important for our stockholders to be able to communicate their concerns to our Board. Stockholders may correspond with any director, committee, or the Board generally, by writing to the following address: ManTech International Corporation Board of Directors, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. Our Corporate Secretary has been instructed to promptly forward all correspondences to the relevant director, committee, or the full Board, as indicated in your correspondence.

Director Attendance at Annual Meeting of Stockholders

We invite all of our directors to attend our annual meeting of stockholders, and we strongly encourage all of them to do so. In furtherance of this policy, we have scheduled one of our regular Board meetings on the same day as the Annual Meeting. In 2013, all of our directors attended our annual meeting of stockholders.

Availability of Corporate Governance Documents

We have made available on the Corporate Governance page of our Website a number of important documents related to our governance practices, including:

➢	Certificate of Incorporation and Bylaws;

➢	Charters of all six of our standing Board Committees;

➢	Code of Ethics (Standards of Ethics and Business Conduct);

➢	Corporate Governance Guidelines;

➢	Nominations Policy

➢	Related Party Transactions Policy; and

➢	Stock Option Grant Policy.

We will also make these materials available in print format to any requesting stockholder. Copies of these documents may be requested by writing to the following address: ManTech International Corporation, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, Attention: Corporate Secretary.

BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board currently consists of eight members, each of whom was elected at the 2013 Annual Meeting of Stockholders for a term that expires at the Annual Meeting. Additional information about each of our directors can be found below under “Proposal 1 – Election of Directors.” Set forth below are details regarding director attendance at board and committee meetings, the function and operation of each of the Board’s standing committees, and the compensation of our non-employee directors.

Attendance at Board and Committee Meetings

Our full Board met seven times in 2013. During 2013, each of our incumbent directors other than Mr. Armitage attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board during the period that they served on the Board or such committees. The number of meetings held in 2013 by each of the Board’s standing committees is set forth in the information below.

Committees of the Board of Directors

The Board currently has six standing committees. The name and composition of each committee are set forth in the table below.

The Board may establish other committees from time to time. A more detailed discussion of each committee’s composition, purpose, objectives, authority, and responsibilities can be found in its charter, which we make available on the Corporate Governance page of our Website.

Audit Committee

The primary functions of the Audit Committee are to oversee (i) the integrity of our financial statements, (ii) our accounting and financial reporting processes, and (iii) audits of our financial statements. Our Audit Committee operates under a written charter that it reviews and reassesses the adequacy of on an annual basis. The charter was most recently revised and amended in March 2010.

The Board annually reviews the suitability of our Audit Committee in light of the Nasdaq listing standards’ requirements for audit committee composition and applicable SEC rules and regulations. The Board has determined that each member of our Audit Committee meets the independence and other requirements for audit committee members under applicable Nasdaq listing standards and SEC rules and regulations.

The Board has also determined that the Company has at least one audit committee financial expert serving on the Audit Committee. The Board has determined that each of Messrs. Campbell and Fatzinger, and Ms. Bush (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations, and (ii) satisfies the financial sophistication requirements of the Nasdaq listing standards. All of our Audit Committee members have a working familiarity with basic finance and accounting practices.

During 2013, the Audit Committee held five meetings. The Audit Committee meets regularly in executive session, including with our independent registered public accounting firm, without management present. Mr. Campbell serves as Chairman of the Audit Committee.

Compensation Committee

The primary functions of the Compensation Committee are to (i) oversee the determination, implementation, and administration of the remuneration (including salary, incentive compensation payments, bonuses, equity compensation, and perquisites) of all non-employee directors and executive officers of the Company, (ii) review and approve or ratify all equity grants, and (iii) administer the Company’s stock-based compensation plans. The Compensation Committee operates under a written charter that it reviews and reassesses the adequacy of on an annual basis. The charter was most recently revised and amended in February 2014.

The Board annually reviews the suitability of our Compensation Committee in light of the Nasdaq listing standards’ requirements for compensation committee composition and applicable SEC rules and regulations. The Board has determined that each member of our Compensation Committee meets the independence and other requirements for compensation committee members under applicable Nasdaq listing standards and SEC rules and regulations. All Compensation Committee members also qualify as “non-employee directors” under Section 16 of the Exchange Act and as “outside directors” under Section 162(m) of the Internal Revenue Code.

During 2013, the Compensation Committee held five meetings. At the direction of the Compensation Committee, certain members of management attend each meeting. The Compensation Committee also meets regularly in executive session without management present. Mr. Fatzinger serves as chairman of the Compensation Committee.

➢ Compensation Advisers

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of compensation consultants, legal counsel or other advisers, and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. The Compensation Committee conducts an independence assessment of any compensation adviser, to include considering the factors required by applicable Nasdaq listing standards and SEC rules and regulations.

For 2013, the Compensation Committee retained Ernst & Young LLP (E&Y) as the Compensation Committee’s independent compensation consultant to assist with its executive compensation-related responsibilities. The services provided by E&Y in its capacity as the Compensation Committee’s independent compensation consultant included supporting the design of our executive compensation program, providing market consensus data for each of our executive officers, and assisting the Compensation Committee in evaluating the compensation of our non-employee directors.

From time to time, with the consent of the Compensation Committee, the Company’s management has retained personnel at E&Y to perform services that are not related to work performed as the Compensation Committee’s independent compensation consultant (Additional Services), for which E&Y receives a fee. The Compensation Committee has approved the Company’s future use of E&Y for certain projects, including due diligence support for acquisitions or other corporate transactions, tax advisory services, consulting and advisory services with respect to the Company’s internal systems and, as directed by the chairman of the Compensation Committee, consulting and advisory services related to compensation of the Company’s non-executive officers. The Company’s management did not engage E&Y to perform Additional Services in 2013.

During 2013, the Company paid E&Y the following fees for its services:

➢ Compensation Consulting Services	$132,600
➢ Additional Services	$0

Based on its review of these relationships, and independence and other factors that the Compensation Committee determines to be relevant, as well as policies and procedures implemented by the Compensation Committee and E&Y, the Compensation Committee has concluded that the compensation consulting advice it receives from E&Y is objective, and that no conflicts of interest exist that would require disclosure by the Company under applicable SEC rules.

The Company’s processes and procedures for the consideration and determination of director and executive compensation (including the roles of the Compensation Committee, management, and the Compensation Committee’s independent compensation consultant) are discussed below in the sections “Setting Compensation of Non-Employee Directors” and “Compensation Discussion and Analysis,” respectively.

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become members of the Board, and recommend persons for the Board to select as nominees for election to the Board, and (ii) oversee the Company’s corporate governance policies and procedures, including annual review of the Company’s Corporate Governance Guidelines. All members of the Nominating and Corporate Governance Committee are independent directors, within the meaning of applicable Nasdaq listing standards and SEC rules and regulations. During 2013, the Nominating and Corporate Governance Committee held two meetings. Mr. Porter serves as chairman of the Nominating and Corporate Governance Committee.

Retirement Plan Committee

The primary function of the Retirement Plan Committee is to oversee the administration of the Company’s tax-qualified and non-qualified retirement plans. In 2013, the Retirement Plan Committee held four meetings. Mr. Fatzinger serves as chairman of the Retirement Plan Committee.

Special Programs Oversight Committee

The primary function of the Special Programs Oversight Committee is to provide oversight of certain of the Company’s business activities (particularly those designated as classified by the United States government). In 2013, the Special Programs Oversight Committee held three meetings. Mr. Kerr serves as chairman of the Special Programs Oversight Committee.

Executive Committee

The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee is authorized to exercise the powers of the Board in managing the affairs of the Company during intervals between Board meetings, when Board action is necessary or desirable but convening a special Board meeting is not warranted or practical. In 2013, the Executive Committee did not hold any meetings. Mr. Pedersen serves as chairman of the Executive Committee.

Setting Compensation of Non-Employee Directors

Our Compensation Committee sets compensation for the Company’s non-employee directors. The Compensation Committee generally reviews non-employee director compensation on an annual basis. In conducting this review, the Compensation Committee receives input on market trends for non-employee director compensation from its independent compensation consultant, including with respect to the Company’s compensation peer group (as set forth in the “Compensation Discussion & Analysis” section of this proxy statement); however, the Committee does not target non-employee director compensation at any particular percentile or percentile range of the market data. A substantial portion of the non-employee directors’ compensation is payable in the form of stock-based compensation, in order to align the interests of the directors with those of the Company’s stockholders.

We do not compensate Mr. Pedersen for his service on the Board or any committee of the Board. In certain circumstances, members of the Board may receive reimbursement for certain expenses incurred in connection with attending Board or committee meetings. For the current Board term (which began in May 2013), the Compensation Committee decided not to make any changes to non-employee director compensation levels (both with respect to cash and equity) from those levels approved for the prior Board term. The compensation paid in 2013 to the non-employee directors for their services is reflected in the table that follows.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The tables and footnotes below reflect the compensation and other fees paid in 2013 to our non-employee directors for their services.

Name (a)	Fees Paid in Cash[1] ($) (b)	Stock Awards[2] ($) (c)	All Other Compensation[3] ($) (d)	Total ($) (e)
Richard L. Armitage	79,000	82,950	2,520	164,470
Mary K. Bush	79,500	82,950	2,520	164,970
Barry G. Campbell	122,500	82,950	2,520	207,970
Walter R. Fatzinger, Jr	115,000	82,950	2,520	200,470
David E. Jeremiah[4]	58,875	82,950	1,890	143,715
Richard J. Kerr	92,000	82,950	2,520	177,470
Kenneth A. Minihan	73,000	82,950	2,520	158,470
Stephen W. Porter	84,000	82,950	2,520	169,470

[1]	The following table presents the compensation we currently pay to our non-employee directors for their service on our Board and our various standing committees of the Board:

	Annual Retainer (Director/Member)	Additional Annual Retainer (Chairperson)	Meeting Fee
Board of Directors	$50,000	N/A	$1,500 for each meeting that is attended
Audit Committee	$12,500	$20,000	$1,500 for each meeting in excess of 4 per Board term
Compensation Committee	$7,500	$10,000	$1,500 for each meeting in excess of 4 per Board term
Nominating and Corporate Governance Committee	$7,500	$7,500	$1,500 for each meeting in excess of 4 per Board term
Retirement Plan Committee	$5,000	$5,000	$1,500 for each meeting in excess of 4 per Board term
Special Programs Oversight Committee	$5,000	$5,000	$1,500 for each meeting in excess of 4 per Board term
Executive Committee	$10,000	N/A	$1,500 for each meeting in excess of 4 per Board term
Presiding Independent Director	$5,000	N/A	N/A

[2]

The amounts in this column reflect the aggregate fair market value of the restricted stock award granted on May 9, 2013, as computed in accordance with ASC Topic 718, Compensation – Stock Compensation. In 2013, each non-employee director received a restricted stock grant of 3,000 shares of common stock, with a grant price of $27.65 per share (closing price of our common stock on the Nasdaq stock market on the date of grant, May 9, 2013). Each non-employee director other than Mr. Jeremiah had unvested restricted stock awards in the amount of 3,000 shares outstanding as of December 31, 2013. The non-employee directors were not granted any option awards during 2013. The non-employee directors had option awards outstanding as of December 31, 2013 as follows: Mr. Armitage (7,500), Ms. Bush (7,500), Mr. Campbell (7,500), Mr. Fatzinger (17,500), Mr. Kerr (12,500), Mr. Minihan (7,500), and Mr. Porter (17,500).

[3]	The amounts in this column reflect cash dividends credited on unvested shares of restricted stock.

[4]

Mr. Jeremiah served as a director until his death on October 7, 2013. Upon his death, his unvested equity awards, comprising 3,000 shares of restricted stock, became fully vested. Mr. Jeremiah had 17,500 option awards outstanding at the time of his death.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

The Board has nominated each of the Company’s current directors to serve as a director until the 2015 Annual Meeting of Stockholders, or until their respective successors have been duly elected and qualified. Each nominee is a current member of the Board, has agreed to stand for election and serve if elected, and has consented to be named in this proxy statement.

Substitute Nominees

If any nominee should become unavailable for election or is unable to be a candidate when the election takes place (or otherwise declines to serve), the persons named as proxies may use the discretionary authority provided to them in the proxy to vote for a substitute nominee designated by the Board. At this time, we do not anticipate that any nominee will be unable to be a candidate for election or will otherwise decline to serve.

Vacancies

Under our Amended and Restated Bylaws, the Board has the authority to fill any vacancies that arise, including vacancies created by an increase in the number of directors, or vacancies created by the resignation of a director. Any nominee so elected and appointed by the Board would hold office for the remainder of the term of office of all directors, which term expires annually at our annual meeting of stockholders, or until his successor is duly elected and qualified.

Information Regarding the Nominees for Election as Directors

The name and age (as of the Mailing Date) of each nominee for election as director, as well as certain additional information concerning each nominee’s principal occupation, other affiliations, and business experience during the last five years, are set forth below.

The Board has concluded that each of the incumbent directors should be nominated for re-election based on the specific experience, qualifications, attributes, and skills identified in the biographical information below, in light of the Company’s business and structure.

Name	Age	Director Since

George J. Pedersen	78	1968

Mr. Pedersen is a co-founder, Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Pedersen has served as a director of ManTech since 1968, was appointed Chairman of the Board of Directors in 1979, and was named Chief Executive Officer in 1995. Mr. Pedersen was also President of the Company from 1995 until 2004. Mr. Pedersen has previously served on the board of directors of GSE Systems, Inc. (NYSE Amex: GVP), which provides simulation and training solutions for the electric power, oil and gas, and chemical process industries. Mr. Pedersen is also on the board of directors of industry associations, including the National Defense Industrial Association (NDIA).

Mr. Pedersen’s unparalleled knowledge of the Company and its operations, and his experience in providing innovative technologies and solutions for mission-critical national security programs to U.S. government customers for almost half a century, uniquely positions him to serve as the Company’s Chairman of the Board of Directors and Chief Executive Officer. In addition to his operational experience, Mr. Pedersen has an in-depth knowledge and understanding of the U.S. government’s mission requirements and related funding priorities.

Richard L. Armitage	68	2005

Mr. Armitage has served as a director of ManTech since 2005. From 1995 to 2001, Mr. Armitage served on our Advisory Board. Since 2005, Mr. Armitage has served as President of Armitage International, L.C., which provides multinational clients with critical support in the areas of international business development, strategic planning, and problem-solving. From 2001 through 2005, he served as the Deputy Secretary of State, and prior to that assignment, he was President of Armitage Associates, L.C., a world-wide business and public policy firm. Beginning in the late 1980’s, Mr. Armitage held a variety of high-ranking diplomatic positions, including as Presidential Special Negotiator for the Philippines Military Bases Agreement; as Special Mediator for Water in the Middle East; as a Special Emissary to Jordan’s King Hussein during the 1991 Gulf War; and as an Ambassador, directing U.S. assistance to the new independent states of the former Soviet Union. Mr. Armitage is also a former Assistant Secretary of Defense for International Security Affairs, and a former Assistant Secretary of Defense for East Asia and Pacific Affairs. Mr. Armitage has received numerous U.S. military decorations, has been awarded the Department of Defense Medal for Distinguished Public Service four times, and has received the Presidential Citizens Medal and the Department of State Distinguished Honor Award. In 2005, he was awarded a KBE and became a Knight Commander of the Order of St. Michael and St. George. Mr. Armitage was also appointed as an honorary companion to the Order of Australia (Australian Knighthood) and an honorary companion of the New Zealand Order of Merit. Mr. Armitage currently serves on the board of directors of ConocoPhillips (NYSE: COP), which is one of the largest integrated energy companies in the United States.

Mr. Armitage brings to the Board significant leadership experience and industry expertise. Mr. Armitage has worked in the highest levels of the U.S. government, providing him with critical insight into the needs and operations of U.S. government intelligence, military, and civilian agencies, and other matters relating to foreign affairs. His many years of combined service on our Board and our Advisory Board, as well as his service on the boards of directors of other public and private companies, give him a significant understanding of the role of the Board and knowledge of the Company and its operations.

Name	Age	Director Since

Mary K. Bush	65	2006

Ms. Bush has served as a director of ManTech since 2006. In 1991, Ms. Bush founded Bush International, a global consulting firm which advises U.S. companies and foreign governments on international financial markets and banking, and global business strategy. Ms. Bush also serves as a senior managing director of Brock Capital Group, a corporate advisory and consulting firm. In 2007, she was appointed by the Secretary of the Treasury to the U.S. Treasury Advisory Committee on the Auditing Profession. From 1989 to 1991, Ms. Bush served as Managing Director and Head of the Federal Housing Finance Board, the oversight body for the nation’s 12 Federal Home Loan Banks. Prior to 1989, Ms. Bush was the Vice President and Head of International Finance at the Federal National Mortgage Associate (Fannie Mae). From 1982 to 1984, Ms. Bush served as U.S. Alternate Executive Director of the International Monetary Fund (IMF), a position appointed by the President of the United States and confirmed by the Senate. In that capacity, she worked with the U.S. Treasury Department to formulate policy on IMF lending and global economic matters. Ms. Bush serves on the board of directors of Discover Financial Services (NYSE: DFS), Marriott International, Inc. (NYSE: MAR), and the T. Rowe Price Group. Ms. Bush also previously served on the boards of directors of United Airlines (NYSE: UAL), Brady Corporation (NYSE: BRC), Briggs & Stratton Corporation (NYSE: BGG), MGIC Investment Corporation (NYSE: MTG), and the Pioneer Family of Mutual Funds.

As an experienced financial and operational leader of numerous high profile institutions in a variety of industries, Ms. Bush brings a broad understanding of the operations and business and economic challenges of public companies. Ms. Bush has chaired or served on all significant standing committees of public company boards during her career. Ms. Bush has deep knowledge of financial, investment, and governance matters, and received her MBA in finance from the University of Chicago. Her background and experience, including her experience with public policy matters and providing strategic advisory services in political and international arenas, coupled with her service and leadership in government, affords Ms. Bush with a valuable perspective for service on our Board.

Barry G. Campbell	72	2002

Mr. Campbell has served as a director of ManTech since 2002. From 1999 to 2001, Mr. Campbell served as a director, President and Chief Executive Officer of Allied Aerospace Industries, Inc., a Virginia-based aerospace and defense engineering firm. From 1993 to 1997, Mr. Campbell served as President and Chief Executive Officer of Vitro Corporation, the largest subsidiary of Tracor, Inc. In 1997 he served as Chairman and Chief Executive Officer of Tracor’s subsidiary, Tracor Systems Technologies, Inc. until the sale of Tracor, Inc. to GEC Marconi, plc in 1998.

As a former senior executive of public companies and companies in our industry, Mr. Campbell brings management experience, leadership capabilities, financial knowledge, and business acumen to our Board. Mr. Campbell has a deep understanding of the Company and its operations, having served on our Board for over a decade and chaired our Audit Committee since 2004. Mr. Campbell’s knowledge of our Company, and his financial and operational experience leading comparable companies in our industry through challenges and opportunities that we regularly face, make him a valued and important contributor to our Board.

Name	Age	Director Since

Walter R. Fatzinger, Jr.	71	2002

Mr. Fatzinger has served as a director of ManTech since 2002. Mr. Fatzinger served as Executive Vice President of Chevy Chase Bank, F.S.B., the parent of ASB Capital Management, Inc., from 1999 to 2002. Mr. Fatzinger currently serves as a director of both Chevy Chase Trust Company and ASB Capital Management, where he is Chairman of the Audit Committee and the Real Estate Investment Activities Committee, and is Chairman Emeritus of the University of Maryland Foundation. Mr. Fatzinger also previously served on the board of directors of Optelecom, Inc., which was a Nasdaq listed company prior to its sale in 2011.

As a former leader of high-profile companies in the financial industry, Mr. Fatzinger brings to the Board a broad range of capabilities relating to the management, operation, and financial performance of companies. He has led and overseen institutions throughout the many stages of a company’s lifecycle. Mr. Fatzinger also has a deep understanding of the Company and its operations, having served on our Board for more than ten years and chaired our Compensation Committee since 2004. This knowledge and his financial and operational experience make him a valued and important contributor to our Board.

Richard J. Kerr	78	2002

Mr. Kerr has served as a director of ManTech since 2002. From 1994 to 2002, Mr. Kerr served as Chairman of our Advisory Board. From 1996 to 2001, Mr. Kerr served as President of the Security Affairs Support Association, an organization comprising government and industry members that is focused on national security policy. Prior to that, Mr. Kerr worked at the Central Intelligence Agency for 32 years, including as Deputy Director for Central Intelligence. Mr. Kerr headed a small team that assessed intelligence produced prior to the Iraq war, at the request of the Secretary of Defense and Director of Central Intelligence. He currently serves on a commission responsible for monitoring compliance with the Belfast Treaty (Good Friday Agreement). Mr. Kerr currently serves on the board of directors of BAE Systems, Inc., a subsidiary of BAE Systems plc. He also previously served on the boards of directors of MITRE Corporation and LexisNexis.

Mr. Kerr brings to the Board significant leadership experience and industry knowledge, particularly within the Intelligence Community. His continued involvement in the formation of the nation’s security policies has ensured his continued expertise in this area. His many years of combined service on our Board and our Advisory Board, as well as his service on the board of directors of other high-profile companies in our industry, gives him a significant understanding of the role of the Board, and knowledge of the Company, its operations, and the markets it serves. His familiarity with and knowledge of issues relating to the operation of certain Company business activities involving programs designated as classified by the U.S. government gives him the background to chair our Special Programs Oversight Committee.

Name	Age	Director Since

Kenneth A. Minihan	70	2006

Lieutenant General Minihan (Retired) has served as a director of ManTech since 2006. Since 2002, Lieutenant General Minihan has served as Managing Director of the Homeland Security Fund for Paladin Capital Group. From 1999-2002, Lieutenant General Minihan served as President of the Security Affairs Support Association. Lieutenant General Minihan served for over thirty years in the Air Force, serving from 1996 to 1999 as the 14th Director of the National Security Agency/Central Security Service. From 1995 to 1996 he was a Director of the Defense Intelligence Agency. Among Lieutenant General Minihan’s awards and decorations are the National Security Medal, the Defense Distinguished Service Medal, the Bronze Star, the National Intelligence Distinguished Service Medal, and the Legion of Merit. Lieutenant General Minihan is a founder of the Intelligence and National Security Alliance in Washington, D.C., and serves on the boards of directors of KEYW Corporation (NASDAQ: KEYW), BAE Systems, Inc., a subsidiary of BAE Systems plc, CGI Federal, a subsidiary of CGI Group Inc., LGS Innovations, and Lexis Nexis Special Services Inc. He also is a former member of the board of directors of Verint Systems, Inc. (NASDAQ: VRNT) and MTC Technologies, Inc., which was a Nasdaq listed company prior to its sale.

Lieutenant General Minihan brings to the Board an impressive mix of military, government, business, and investment experience in the Company’s industry. His position as Managing Director of the Homeland Security Fund for Paladin Capital Group also gives Lieutenant General Minihan keen insight into merger and acquisition activity within our industry. Lieutenant General Minihan’s industry knowledge is supplemented by his experience serving on numerous other public and private company boards in the defense and government IT services industry, and as a result he has deep understanding of the role of the Board and the Company, as well as the Company’s addressable markets.

Stephen W. Porter	75	1991

Mr. Porter has served as a director of ManTech since 1991. Mr. Porter is a managing director at Four Points Development, a real estate investment company. Mr. Porter is a retired partner of the law firm of Arnold & Porter, where he practiced law with a focus on real estate, tax, and corporate law. Mr. Porter became a certified public accountant in 1961. Mr. Porter currently serves on the executive committee of the District of Columbia Chamber of Commerce. From 1992 to 1994, he served as a member of the Advisory Board of the Center for Strategic and International Studies, a non-partisan public policy institute. In 2007, President Bush appointed Mr. Porter as a Trustee of the National Council on the Arts.

Mr. Porter is the Company’s longest standing non-employee director, having served on the Board for more than two decades. Mr. Porter brings to the Board historical knowledge about the Company and its operations. In his role on the Board, he has helped guide the Company through its most transformative stages of growth, including the Company’s initial public offering and its acquisitive activity. Mr. Porter also provides the Board with the benefit of significant legal experience and knowledge regarding a public company’s corporate governance activities, and in this regard adds important diversity of experience to the Board.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the election of each of the director nominees listed above. All proxies executed and returned will be voted “FOR” all of the director nominees unless the proxy specifies otherwise.

EXECUTIVE OFFICERS

We have set forth below the names and ages (as of the Mailing Date) of our current executive officers (other than our Chairman of the Board and Chief Executive Officer, George Pedersen), and their respective positions with us. Biographical information for each of our executive officers is also presented below. The biographical and other required information for Mr. Pedersen is presented in the “Information Regarding the Nominees for Election as Directors” section of this proxy statement.

Our executive officers serve at the discretion of the Board of Directors.

Name	Age	Position

Kevin M. Phillips	52	Executive Vice President & Chief Financial Officer

Mr. Phillips is our Executive Vice President and Chief Financial Officer. Prior to being named Chief Financial Officer in 2005, Mr. Phillips served as Corporate Vice President and Chief of Staff for ManTech, in which capacity he played an active role in the integration of acquisitions and other strategic business issues. Mr. Phillips joined ManTech in February 2003. He was formerly the Chief Financial Officer of CTX Corporation, a provider of information technology and software strategies and solutions to the national intelligence community. Mr. Phillips spent seven years as part of CTX Corporation’s executive management team. Prior to that, he held various roles including controllerships at IT service providers to the government.

Louis M. Addeo	62	Executive Vice President for Corporate Development & Strategic Acquisitions

Mr. Addeo was promoted to Executive Vice President for Corporate Development and Strategic Acquisitions in February 2013. In this role, he has responsibility for expanding the Company’s business portfolio beyond markets currently served. Prior to his promotion, Mr. Addeo had served as president and chief operating officer of our Technical Services Group, the Company’s largest business group. Mr. Addeo joined ManTech in March 2009. Prior to joining ManTech, Mr. Addeo served as Chief Operating Officer of Serco, North America, a subsidiary of Serco Group, a 40,000 person organization operating in 30 countries. Mr. Addeo also previously served in a variety of capacities during his almost 30-year tenure with AT&T, retiring after serving as President of AT&T Government Solutions.

Judith L. Bjornaas	51	Senior Vice President & Deputy CFO

Ms. Bjornaas joined ManTech in December 2010 as the Company’s Senior Vice President of Financial Planning and Analysis and Deputy Chief Financial Officer. Ms. Bjornaas assumed the duties and responsibilities of the Company’s principal accounting officer in August 2012. Prior to joining ManTech, she was the chief financial officer of NCI, Inc. (NASDAQ: NCIT), an approximately $500 million organization that provides information technology and professional services and solutions to federal government agencies, since that company’s initial public offering in 2005. During her time at NCI, Ms. Bjornaas was responsible for all of the accounting and financial operations of the company, including pricing, cash management, budgeting and forecasting.

Name	Age	Position

L. William Varner, III	62	Group President - MCIS

Mr. Varner serves as president and chief operating officer of the Company’s Mission, Cyber & Intelligence Solutions Group (MCIS). He was named president of MCIS in September 2009. From 2004 until September 2009, Mr. Varner was a vice president, corporate officer, and executive director of the Intelligence Operations operating unit of Northrop Grumman/TASC, a $400 million organization that specialized in highly technical engineering and operations support to the Intelligence Community. Mr. Varner joined TASC in 1978 and held positions of increasing responsibility in project, program, and line management before becoming a senior executive.

Daniel J. Keefe	60	Group President - MSS

Brigadier General Keefe (Retired) was named president and chief operating officer of the Company’s Mission Solutions and Services Group (MSS) (formerly the Technical Services Group) in February 2013. Brigadier General Keefe previously served as the Executive Vice President and Group General Manager for TSG. Prior to joining ManTech in March 2011, he was a senior vice president and general manager in the MPRI division of L-3 Communications, an organization of approximately 5,000 employees that provided education, training, development, and staffing solutions for government customers. In his tenure at L-3, Brigadier General Keefe also served as Vice President of Operations for the L-3 Communications Linguist and Technical Services Division, which provided linguist and translation support to deployed U.S. forces and government agencies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that follows this report. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into ManTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee Members

Walter R. Fatzinger, Jr., Chairman

Barry G. Campbell

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program. These targets and goals are not statements of our expectations or estimates of results or other guidance. Investors should not apply the targets and goals to any other context.

This section describes the compensation for our Chief Executive Officer and Chief Financial Officer in 2013, as well as each of our three most highly compensated executive officers employed at the end of 2013, all of whom we refer to collectively as our named executive officers. Our named executive officers for 2013 were: George J. Pedersen, Chairman of the Board and Chief Executive Officer; Kevin M. Phillips, Executive Vice President and Chief Financial Officer; Louis M. Addeo, Executive Vice President, Corporate Development and Strategic Acquisitions; and L. William Varner, III and Daniel J. Keefe, our two business group presidents.

Executive Summary

Our executive compensation program is based upon a strong foundation of providing compensation that has a strong relationship to performance, as exemplified by our compensation philosophy (as described below). We continually evaluate the individual elements of our executive compensation program in light of market conditions and corporate governance requirements, and we make changes where appropriate for our business. The core elements of our compensation program have remained substantially unchanged over the last several years, as we believe our executive compensation structure continues to properly incentivize our executive officers’ contribution to the Company’s financial performance. Specifically, we believe that the design of the non-discretionary component of our annual incentive compensation program ties the interests of our executives to the Company’s financial results by providing significant incentive payments only under circumstances that may be objectively shown to evidence truly exemplary and outstanding performance. For 2013, we used performance measures for the non-discretionary component for our CEO, CFO, Executive Vice President of Corporate Development and Strategic Acquisitions that relate to overall Company performance, and a combination of overall Company performance and applicable business group performance for our two business group presidents. The discretionary component of our annual incentive compensation program provides us with flexibility to consider qualitative factors so that, where appropriate, we can capture and reward the individual performance and contributions of our named executive officers to the Company’s business and operations that the non-discretionary component does not capture.

During 2013, our financial performance was adversely impacted by the same factors affecting government services providers generally; public and political pressure regarding government funding levels, combined with uncertainty about the appropriations process, caused delays in awards and spending. The U.S. government did not complete its budget process for FY 2014 in a timely manner and as a result the federal government shut down for 16 days, further impacting certain of our programs. Additionally, our revenues were impacted by reduced demand for services supporting overseas contingency operations as a result of the accelerated withdrawal of U.S. forces from Afghanistan. Despite this difficult environment, in 2013 the Company refined its long-term core competencies, reduced its indirect expenses and positioned itself for expansion in key customer sets and growth areas, while maintaining a strong and flexible balance sheet to take advantage of this positioning in 2014 and beyond. We finished 2013 with revenues of $2.31 billion and cash flow from operations of $188 million, with cash on hand at December 31, 2013 of $269 million. For a more detailed description of our fiscal year 2013 financial results, see our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2013 Annual Report on Form 10-K.

In addition, our named executive officers led the Company through a number of important efforts in furtherance of our long-term strategy of enhancing the services we provide to our existing customers, capitalizing on growth opportunities in our large addressable markets, and implementing efficiencies necessary to achieve our objective of being recognized by our customers, employees and investors as the premier provider of technology and engineering services and solutions to the federal government market. Key initiatives led by our named executive officers included:

➢	Integrating and reorganizing the Company’s business groups to achieve synergies within our business;

➢	Planning and beginning implementation of the January 2014 realignment between our business groups in support of our customer relationships and to improve the penetration of certain markets;

➢	Augmenting the Company’s pipeline with near term opportunities, including in adjacent and high-growth markets, resulting in a qualified pipeline of $22.4 billion at year end;

➢	Increasing the percentage of our revenue obtained from prime contracts; and

➢	Maintaining a robust and flexible balance sheet that can support the Company’s strategic investment objectives, while returning value to shareholders via our regular dividend program.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to support our key business objectives of creating long-term value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation program must provide our executive officers with competitive compensation opportunities that reward their contributions to the financial and operational success of the Company, as well as their personal performances.

Specifically, per our compensation philosophy, we believe that our executive compensation program should:

➢

Be tied in substantial part to financial performance, so that our executives are held accountable through their compensation for the performance of the Company and (if applicable) the business groups for which they are responsible;

➢

Appropriately balance short- and long-term incentives, with short-term incentive compensation target amounts based on role or level of contribution and a meaningful portion of the total target compensation amounts for the senior executive team focused on long-term performance;

➢	Align the interests of management with shareholders through stock-based compensation (primarily grants of stock options);

➢

Consider qualitative factors beyond the quantitative financial metrics that serve as the basis for the non-discretionary portion of our annual incentive compensation program in the determination of whether discretionary bonus payments to individual executives are appropriate; and

➢	Reflect the competitive marketplace, so we are able to attract, retain, and motivate talented executives.

Executive Compensation Setting Process

The Compensation Committee is responsible for setting the compensation of our executive officers. In making executive compensation decisions, the Compensation Committee consults with our CEO and other members of our management team, and relies upon the assistance of E&Y, which serves as the Compensation Committee’s independent compensation consultant. For additional information about E&Y, see the “Compensation Committee” section of this proxy statement.

The Compensation Committee believes that the input of management is an important part of the executive compensation setting process. As a result, the Compensation Committee requested that management provide initial recommendations with respect to the 2013 compensation packages for each named executive officer. These recommendations included types and amounts of compensation for each executive, as well as appropriate goals for each of the 2013 performance metrics, which were determined by the Compensation Committee. In setting each executive’s compensation opportunities for 2013, the Compensation Committee considered management’s recommendation in light of, and in addition to, other factors, including the executive’s individual experience, role and responsibilities, performance, and prior compensation levels, as well as retention and other specific management needs of the Company.

In evaluating the reasonableness of its compensation decisions and the Company’s compensation programs generally, the Compensation Committee takes into account the compensation practices of, and the competitive market for executives at, companies with which we compete. To this end, the Compensation Committee asked E&Y to perform an analysis of the Company’s executive compensation program, including a review of the overall competitiveness of proposed compensation levels to prevailing market standards for executive officers. The market information included in this analysis was based on published compensation surveys for similarly-sized companies within the business software and services industry (as sorted and refined by E&Y on a position-by-position basis), as well as proxy analysis of the Company’s compensation peer group, and was used to generate

“market consensus” figures for each of our executive officer’s total cash compensation (base salary and annual incentive) and, where available, total direct compensation (total cash compensation plus long-term incentives). Market consensus figures were presented at both the 50th and 75th percentiles of the market data to provide general information on a market competitive range of compensation for each position.

E&Y does not identify to the Compensation Committee the individual companies that compose the published survey data for each executive’s position. The Compensation Committee, in consultation with E&Y and management, determined the compensation peer group used to produce the proxy analysis. The primary basis for selecting the peer group was to identify public companies with which we compete directly for executive talent, customers, market share, capital, and shareholders. Our compensation peer group for 2013 comprised the following 11 companies:

➢ Booz Allen Hamilton Holding Corporation	➢ Exelis, Inc.	➢ SAIC, Inc.
➢ CACI International, Inc.	➢ Harris Corporation	➢ Unisys Corporation
➢ Computer Sciences Corporation	➢ ICF International
➢ Engility Holdings Inc.	➢ MAXIMUS, Inc.
➢ NCI, Inc.

The 2013 compensation peer group reflects the addition of two companies that became public following recent spin-off transactions, Engility Holdings Inc. and Exelis Inc., and the removal of L-3 Communications (following its spin-off of Engility) and SRA International (as a result of its acquisition in 2012). Although the Compensation Committee added Engility to the 2013 compensation peer group, E&Y determined that there was not enough available compensation information to include Engility in E&Y’s competitive market analysis.

The Compensation Committee did not consider the market consensus figures for the purposes of benchmarking or otherwise targeting any component of executive compensation or total executive compensation at a particular percentile of market; rather the Compensation Committee used market consensus figures as a reference point in its overall determination of the types and amount of compensation for the executive officers, in light of its own evaluation of the circumstances with respect to each executive officer. Factors that may cause an individual executive’s compensation to fall outside of the market consensus figures presented to the Compensation Committee include competitive factors, the Company’s financial and operating performance, the individual executive’s position or performance, the Company’s general view on the appropriate proportion of cash-based compensation for its executives, and other factors that may be considered relevant by the Compensation Committee’s determination of the best way to align our executive officers’ interests with those of our stockholders.

2013 Named Executive Officer Compensation

Our compensation program utilizes three principal types of compensation: base salary, annual cash incentive payments, and long term incentive compensation. While we do pay some compensation through employee benefits and perquisites, these forms of compensation generally do not represent a significant portion of the total compensation we pay our executives.

Base Salary

We pay our named executive officers base salaries that reflect the requirements of the marketplace. We also take into account the individual executive’s experience, base salary in the prior year, personal performance, internal pay equity considerations, and (if applicable) size and other factors related to the business group for which the executive is responsible. The consideration given to each of these factors differs from individual to individual, as deemed appropriate.

Based on the factors listed above, a base salary increase was approved in March 2013 as part of our regular salary setting process for each of Messrs. Addeo, Varner and Keefe. Subsequently, in May 2013, in recognition of the competitive industry environment and in coordination with other indirect cost-management activities, the Compensation Committee determined that base salary reductions for Messrs. Pedersen and Phillips were appropriate and that the 2013 base salary increase for Mr. Addeo should be reduced from the amount previously approved. The final 2013 base salaries for our named executive officers are shown in the following chart.

Executive	2013 Base Salary

Mr. Pedersen	$1,800,000
Mr. Phillips	$675,000
Mr. Addeo	$810,000
Mr. Varner	$800,000
Mr. Keefe	$600,000

Annual Incentive Compensation Program

Our named executive officers have the potential to earn annual cash incentive payments through our annual incentive compensation program. Our annual incentive compensation program has both non-discretionary and discretionary components. The non-discretionary component of each executive’s annual incentive compensation opportunity was established pursuant to, and governed by, the Company’s 2013 Executive Incentive Compensation Plan. On an annual basis, the Committee also considers for each executive whether a discretionary bonus payment is appropriate.

We have chosen to make annual incentive compensation payments in the form of cash rather than stock, as the stock compensation component of our compensation program is designed to provide a longer-term incentive for our named executive officers.

➢	Non-Discretionary Incentive Compensation Payments

The material elements of the non-discretionary component of our annual incentive program are as follows:

➢	A uniform and systematic process that uses objective and specific measures to determine the amount of incentive compensation to be paid;

➢	Company and business group performance goals that support the operating objectives for the Company as a whole;

➢

Compensation Committee discretion to reduce the amount of the non-discretionary portion of a named executive officer’s annual cash incentive payment that would otherwise be payable upon the executive’s achievement of the pre-established goals.

➢	Structure of 2013 Non-Discretionary Incentive Opportunities

Consistent with prior years, for 2013, we used the following performance measures at both the Company-level and business group-level for the non-discretionary component of our annual incentive program.

Revenue

Revenue is the principal means by which we measure our overall growth, which is an important factor at this point in the life of the Company. Because of profit margin limitations that apply to government contracts, increasing our revenue is the principal method by which we can increase our profits.

EBIT	Earnings before interest and taxes (EBIT) is the principal method by which we measure our profitability and monitor our ability to achieve returns for our stockholders.

Bookings

Bookings refers to the total value of all contracts, including renewals and customer purchases in excess of prior contracted commitments, awarded during the year. Generally, for Indefinite Delivery/Indefinite Quantity contracts, we only include in our bookings executed task orders and an estimate of revenues for solutions that we believe we will be asked to provide in the future under the terms of those contracts for which we have an established pattern of revenues. Awards of new contracts and the renewal of existing contracts are an important measure of our market positioning and future prospects.

We added the following performance measure at the Company-level for 2013 in anticipation of the Company’s efforts to strengthen its position through its strategic acquisition program.

Acquisition Revenue

Acquisition Revenue is the primary indicator by which we measure the scale and scope of our strategic acquisition program. Acquisition Revenue is defined as pro forma revenue for the Company’s relevant fiscal year for companies acquired during such year.

For 2013, the non-discretionary annual incentives for each of Messrs. Pedersen, Phillips and Addeo were based solely on Company-level performance measures. By using only Company-level performance measures, the incentives for these executives were balanced for all aspects of the Company’s business, and were intended to encourage them to attend to the entire business of the Company and make decisions for the benefit of the entire Company. The percentage achievement of each of the Company-level performance goals is multiplied by a weighting factor, and the resulting products are added to determine an overall Company-level performance score. For 2013, the revenue, EBIT and bookings performance measures for Messrs. Pedersen and Phillips were each weighted at 33%, and the acquisition revenue performance measure was not weighted. In light of Mr. Addeo’s key role in the Company’s strategic acquisition program, as well as his focus on proactive corporate development opportunities rather than on-going Company operations, the acquisition revenue performance measure for Mr. Addeo was weighted at 55%, and each of the revenue, EBIT and bookings performance measures were weighted at 15%. The Company-level performance measures, associated weighting factors, and goals for 2013 are shown in the table below.

Company-Level Performance Measures

Performance Measure	Weighting – Pedersen and Phillips	Weighting – Addeo	Goal (dollars in thousands)
Revenue	33%	15%	$2,800,000
EBIT	33%	15%	$169,000
Bookings	33%	15%	$3,400,000
Acquisition Revenue	0%	55%	$350,000

The non-discretionary annual incentives for Messrs. Varner and Keefe were based on a combination of the Company-level performance goals described above (using the same weighting factors used for Messrs. Pedersen and Phillips) and performance goals for the business group for which each executive was responsible. By using both Company-level and business group-level measures, the incentives were intended to encourage these executives to make decisions that benefit both their business groups and the Company as a whole. The overall performance score for the Company-level goals and the overall performance score for the business group-level goals are each multiplied by a weighting factor, and then added together to determine a composite performance score. For 2013, the overall Company-level and business group level performance scores were equally weighted. Certain business group-level performance measures, associated weighting factors, and goals are shown in the table below.

Business Group-Level Performance Measures

Performance Measure	Weighting	Mr. Varner	Mr. Keefe
		Goal (dollars in thousands)
Revenue	33%	$865,500	$1,872,500
EBIT[1]	33%
Bookings	33%	$1,300,000	$1,900,000

[1]

EBIT goals for the business groups were set in proportion to the Company-level goal for that measure, taking into account the size, customers, contract types, and other attributes of the relevant business group. EBIT goals were designed to be challenging to meet at targeted performance, with the maximum score attainable only under circumstances indicating extraordinary performance.

The performance score for each of our named executive officers is converted by fixed formula to an annual incentive award amount based on final 2013 base salary. For 2013, the non-discretionary incentive award opportunity for each of our named executive officers at threshold, target, and maximum performance levels is set forth in the following table.

Non-Discretionary Incentive Award Opportunities

Executive	Threshold Performance Score (87% - 91%)	Target Performance Score (100%)	Maximum Performance Score (109% - 113%)

Mr. Pedersen	$900,000	$1,800,000	$3,150,000
Mr. Phillips	$260,000	$506,000	$890,000
Mr. Addeo	$350,000	$689,000	$1,210,000
Mr. Varner	$340,000	$680,000	$1,190,000
Mr. Keefe	$260,000	$510,000	$900,000

➢	2013 Non-Discretionary Incentive Compensation Results

Calculation of the Company-level performance score used to determine results for Messrs. Pedersen, Phillips, Varner and Keefe for 2013 is shown in the table below.

Company-Level Performance Score

Performance Measure	Weighting	% Achievement	Score

Revenue	33%	83%	27%
EBIT.	33%	83%	28%
Bookings..	33%	49%	16%
Company-Level Performance Score			71%

Calculation of the Company-level performance score used to determine results for Mr. Addeo for 2013 is shown in the table below.

Company-Level Performance Score-Addeo

Performance Measure	Weighting	% Achievement	Score

Revenue	15%	83%	12%
EBIT.	15%	83%	13%
Bookings..	15%	49%	7%
Acquisition Revenue	55%	2%	1%
Company-Level Performance Score			33%

The non-discretionary annual incentive payment opportunities for Messrs. Pedersen, Phillips and Addeo were based solely on their respective Company-level performance scores. None of Messrs. Pedersen, Phillips or Addeo received a non-discretionary annual incentive payment for 2013 because the Company-level performance score did not meet or exceed the threshold score.

The business group-level performance score for each of our business group presidents was calculated using performance results for the business group for which the executive was responsible at the end of 2013. Calculation of each of the business group-level performance scores for 2013 is shown in the table below.

Business-Group Level Performance Scores

Performance Measure	Weighting	Mr. Varner		Mr. Keefe
		% Achievement	Score	% Achievement	Score
Revenue.	33%	99%	33%	77%	26%
EBIT	33%	90%	30%	81%	27%
Bookings	33%	83%	28%	30%	10%
Business Group-Level Performance Score			91%		63%

Each business-group performance score was multiplied by a weighting factor of 50%, and then added together with the equally weighted Company-level performance score (which was 71%) to yield a composite performance score. Based on composite performance scores that did not meet or exceed the threshold score, neither Mr. Varner nor Mr. Keefe received a non-discretionary annual incentive payment for 2013.

➢	Discretionary Incentive Compensation Payments

As part of our incentive compensation program, the Compensation Committee considers on an annual basis whether a discretionary bonus payment is appropriate for any of our named executive officers. In determining the amount of any discretionary bonus payments, the Compensation Committee may take into account any objective or subjective factors that the Compensation Committee deems appropriate, including individual contributions, retention needs, and other qualitative factors not captured by the non-discretionary component of our annual incentive compensation program.

For 2013, the Compensation Committee awarded aggregate discretionary bonuses to our named executive officers as follows.

Executive	2013 Discretionary Payment

Mr. Pedersen	$1,200,000
Mr. Phillips	$325,000
Mr. Addeo	$400,000
Mr. Varner	$500,000
Mr. Keefe	$400,000

The discretionary awards were used, as designed, to capture and reward individual performance that the non-discretionary component of our incentive compensation program did not capture and to address the current retention needs of the Company. The size of the discretionary award for each of the named executive officers was determined based on the Compensation Committee’s assessment of the individual officer’s achievements for the year, including the named executive officers’ contributions to the planning and execution of the key initiatives described in the Executive Summary, and the level of compensation required to ensure continuity in executive leadership positions, which the Compensation Committee believes is important to creating long-term value for, and promoting the interests of, our stockholders. In addition, the Compensation Committee considered the industry challenges described in the Executive Summary and their impact on the Company’s strategic programs and financial results, as well as the factors discussed below.

➢	Corporate Named Executive Officers

Mr. Pedersen (CEO)	continued strategic leadership of the Company, including his direction and management of the Company’s overall strategic focus and alignment in adapting to changing market conditions

Mr. Phillips (CFO)

contribution to the Company’s strong operating cash flows; efforts to monitor and control indirect costs; and maintenance of a strong and flexible balance sheet that can support the Company’s positioning in a challenging environment

Mr. Addeo

contribution to expanding the scope of the Company’s strategic acquisition program to include the determination of potential growth markets into which the Company should consider investing and pro-active outreach to companies not actively for sale

➢	Business Group Presidents

Mr. Varner (MCIS)

growth of the Company’s cyber and intelligence business; achievement of significant contract awards supporting long-term priority programs for key customers; and active role in strengthening key customer relationships

Mr. Keefe (TSG)

role in more effectively integrating the Company’s health care business and establishing it for future growth; and focus on market diversification initiatives within his business group to reposition the business given the reduced demand for services supporting overseas contingency operations as a result of the accelerated withdrawal of U.S. forces in Afghanistan

In light of these factors, the Compensation Committee determined that the size of the discretionary awards to each of the named executive officers was appropriate.

Long-Term Incentives

We provide long-term incentives to our named executive officers primarily through annual equity grants in the form of stock options. The grants are designed to align the interests of our named executive officers with those of our stockholders and provide these executives with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. The Compensation Committee makes all equity grants to our named executive officers.

We generally use stock options as long-term incentives because stock options provide value to our executives only if our stock price increases. Standard features of stock option awards granted to our named executive officers generally include the following:

➢	Vesting in equal annual installments over three years, beginning on first anniversary of grant date

➢	Accelerated vesting on death or disability

➢	Granted on one of four quarterly grant dates each year

➢	Exercise price equal to the closing price of our stock on Nasdaq on the grant date

➢	Expiration of the award five years from the date of grant

Generally, the amount of an annual option grant to a named executive officer is based on the executive’s personal performance and the performance of any business group for which the executive was responsible in the last fiscal year. The amount of the grant may also depend on the executive’s position, responsibilities, and current base salary, as well as on internal pay equity considerations, the need to attract or retain the executive, and whether the executive has been recently promoted or hired. On occasion, the Compensation Committee may also consider the number of options or shares held by the executive with the goal of maintaining an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines with respect to the level of stock or option holdings of our named executive officers.

Consistent with the timing of our grants to employees generally, we bifurcate annual stock option grants to our named executive officers into two tranches in order to vary the timing of the realization of benefits from long-term incentive awards. Accordingly, a portion of the options granted to our named executive officers in 2013 was granted on our regular quarterly grant date in March and the remainder was granted on our regular quarterly grant date in November.

Each of Messrs. Phillips, Addeo, Varner and Keefe received 37,500 stock options in March and 37,500 options in November. Consistent with past practice, because of the level of Mr. Pedersen’s stock ownership as Company founder, the Compensation Committee determined that Mr. Pedersen would not receive any equity grants in 2013.

Employee Benefits and Perquisites

Our named executive officers participate in the same employee benefit programs as other employees. We do not have any supplemental retirement plan paid for by the Company for our named executive officers.

Our executive perquisites generally involve limited expenses, payment of certain insurance premium costs, and payments for car allowances or the use of Company cars. Mr. Pedersen is entitled to receive certain contributions and other benefits under the terms of his retention agreement, as described below. We do not provide any tax gross ups with respect to perquisites provided to our named executive officers.

Agreements with Our Named Executive Officers

CEO Compensation and Retention Agreement

The Compensation Committee determines the compensation of the CEO based on the terms of his retention agreement and the Compensation Committee’s evaluation of the same factors applied to the other named executive officers. For 2013, as has been the case historically, our CEO’s total annual cash compensation was materially greater than the annual cash compensation for our other named executives because of Mr. Pedersen’s responsibilities for the overall strategy of our Company, his active role in the operations of the Company, and in recognition that Mr. Pedersen does not participate in any equity-based compensation programs due to his substantial stock holdings. Mr. Pedersen does not participate in either our ESOP or 401(k) Plan, and the Company no longer maintains a non-qualified retirement plan on his behalf.

We entered into a retention agreement with our CEO at the time of our initial public offering in 2002 for the purpose of providing stable management following the offering. The retention agreement is for an indefinite term, and provides for an annual base salary of at least $1,000,000, to be reviewed annually by the Company and established for the upcoming year based substantially on the same factors and general compensation policies applicable to the Company’s other named executive officers. The retention agreement provides that Mr. Pedersen is entitled to receive contributions to qualified and non-qualified retirement plans, insurance programs, and perquisites on the same terms they have been provided in previous years, including items such as the lease of an executive type of vehicle for business and personal use, a portion of an employee’s time spent on non-corporate matters on behalf of Mr. Pedersen (including attending to chauffeur/valet services and other assistance as required from time to time), and club memberships.

If we terminate Mr. Pedersen’s employment without cause, we are required to pay Mr. Pedersen a lump sum amount equal to one year’s base salary at the rate in effect immediately prior to his termination ($1,800,000 as of December 31, 2013). Mr. Pedersen agrees not to compete with us and not to solicit our customers or employees during the term of his employment and through a severance period.

Other Matters

Say-on-Pay

The Compensation Committee last considered the final results of a shareholder advisory vote on the compensation of our named executive officers (Say on Pay) following our 2011 Annual Meeting of Stockholders. We will again provide a Say on Pay vote at the 2014 Annual Meeting, the final results of which will be considered by the Compensation Committee in determining whether any changes to our executive compensation policies or decisions should be made in response to the vote.

Tax and Accounting Considerations

We have considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)), in structuring our executive compensation program. Generally, the value of the stock options and the non-discretionary payments to our named executives under our annual incentive compensation program are fully deductible under Section 162(m). To the extent we pay a named executive officer annual compensation in the form of salary, discretionary or retention bonuses, and/or grants of non-performance-based restricted stock in excess of $1 million in the aggregate, such amounts are generally non-deductible (other than payments to our CFO, all of whose compensation is fully deductible under Section 162(m)). Whether or not compensation will be deductible under Section 162(m) is considered by the Compensation Committee in making compensation determinations; however, it is generally not a decisive factor with respect to the Compensation Committee’s compensation determinations. The Compensation Committee’s policy is to pay our executives in the manner that it believes is in the best interests of the Company. This has in the past resulted in, and in the future will likely result in, the payment of compensation to our named executive officers that is not tax deductible.

Recovery of Incentive Payments

We are subject to the requirements of Section 304 of the Sarbanes Oxley Act of 2002, which provides for the recovery of certain incentive compensation payments made to our CEO or CFO in the event of an accounting restatement arising because of material non-compliance with financial reporting requirements due to misconduct. We have never had occasion to recover an incentive compensation payment to our CEO or CFO under this provision, and have not established any other policy regarding the forfeiture or recovery of incentive compensation. We expect to implement a clawback policy in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations and standards adopted by the SEC and national securities exchanges thereunder.

Hedging and Short Term Speculative Transactions

We prohibit any company personnel, including our named executive officers, from engaging in any short-term, speculative securities transactions involving Company securities, including buying or selling put or call options, trading in options (other than those granted by the Company), engaging in hedging or monetization transactions, engaging in short sales, and holding securities in margin accounts or pledging securities as collateral.

SUMMARY COMPENSATION TABLE

In the Summary Compensation Table below, certain cash payments made under our executive compensation program to our named executive officers are reported as follows:

➢

The Non-Equity Incentive Plan Compensation column is used to report the non-discretionary incentive payments earned under our Executive Incentive Compensation Plan. Such amounts were calculated and paid based on pre-established performance goals.

➢	The Bonus column is used to report discretionary bonus amounts paid under our annual incentive program, as well as other bonus payments we made to our named executives.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus[1] ($) (d)	Option Awards[2] ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	All other Compensation[3] ($) (g)	Total ($) (h)
George J. Pedersen	2013	1,879,233	1,200,000	0	0	264,599	3,343,832
Chairman of the Board and	2012	1,982,697	1,750,000	0	0	195,486	3,928,183
Chief Executive Officer	2011	1,850,784	610,000	0	1,240,000	151,947	3,852,731
(Principal Executive Officer)

Kevin M. Phillips	2013	704,712	325,000	363,000	0	10,413	1,403,125
Executive Vice President and	2012	740,385	450,000	229,350	0	14,147	1,433,882
Chief Financial Officer	2011	675,391	160,000	417,450	340,000	15,232	1,608,073
(Principal Financial Officer)

Louis M. Addeo[4]	2013	821,040	400,000	363,000	0	26,889	1,610,929
Executive Vice President, Corporate	2012	790,579	500,000	305,800	0	33,240	1,629,618
Development & Strategic Acquisitions	2011	737,698	515,000	417,450	360,000	21,409	2,051,557

L. William Varner, III	2013	785,200	500,000	363,000	0	28,645	1,676,845
Group President	2012	688,944	400,000	191,125	0	30,660	1,310,730
	2011	633,890	380,000	364,250	280,000	23,630	1,681,771

Daniel J Keefe[4]	2013	563,309	400,000	363,000	0	25,230	1,351,539
Group President

[1]

Bonus payments reported in this column represent discretionary bonus payments made under our annual incentive compensation program. For 2011, the amount shown in this column for each of Messrs. Addeo and Varner also includes a one-time $250,000 retention bonus payment.

[2]

The amounts in this column reflect the aggregate grant date fair value of each stock option award, as computed in accordance with ASC Topic 718, Compensation – Stock Compensation. See Note 10 to the Financial Statements in ManTech’s 2013 Annual Report on Form 10-K for the valuation method for options granted in 2013. The options granted in 2013 are also reported in the Grants of Plan-Based Awards table on page 36.

[3]

All Other Compensation for 2013 consists of the following amounts: (a) matching contributions made to the ManTech 401(k) Plan in the amounts of $7,915, $9,042, $13,019, and $6,682 for Messrs. Phillips, Addeo, Varner, and Keefe, respectively (Mr. Pedersen voluntarily did not participate in the Company’s 401(k) Plan in 2013); (b) contributions to the Employee Stock Ownership Plan in the amount of $629 for each of Messrs. Phillips, Addeo, Varner and Keefe (Mr. Pedersen does not participate in the Company’s Employee Stock Ownership Plan); (c) payments of life insurance premiums of $585 for Mr. Pedersen and $1,170 for each of Messrs. Phillips, Addeo, Varner, and Keefe; (d) cash dividends credited on unvested shares of restricted stock in the amount of $700 for Mr. Phillips; and (e) perquisites in the amount of $264,014, $16,048, $13,828 and $16,749 for Messrs. Pedersen, Addeo, Varner, and Keefe, respectively. The perquisites for Mr. Pedersen consist of: (i) $109,135 for the portion of the total cost to the Company of employees’ time spent on non-corporate matters on behalf of Mr. Pedersen (primarily as a driver), (ii) $86,175 for tax preparation fees, (iii) $37,764 for legal fees, (iv) automobile expenses, (v) medical and dental insurance premiums, and (vi) a club membership. The perquisites for Mr. Addeo consist of: (i) automobile expenses, and (ii) medical and dental insurance premiums. The perquisites for Mr. Varner consist of: (i) automobile expenses, (ii) club memberships, and (iii) subscriptions. The perquisites for Mr. Keefe consist of: (i) medical and dental insurance premiums, (ii) club memberships, and (iii) automobile expenses. For employees’ time, the cost is determined by using the employee’s salary and overhead costs for the year to calculate an hourly cost and allocating that cost based on the percentage of time spent on these matters compared to the employees’ total time. For tax preparation and legal fees, the amount reported is the dollar amount paid by the Company.

[4]

In February 2013, Mr. Addeo was promoted to Executive Vice President of Corporate Development and Strategic Acquisitions and Mr. Keefe was promoted to Group President & COO of the Company’s Technical Services Group (now the Company’s Mission Solutions and Services Group).

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Option Awards: Number of Securities Underlying Options (#)[2] (f)	Exercise or Base Price of Option Awards ($/Sh)[3] (g)	Grant Date Fair Value of Stock and Option Awards ($)[4] (h)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
George J. Pedersen
2013 Incentive Compensation Program[5]		900,000	1,800,000	3,150,000

Kevin M. Phillips
2013 Incentive Compensation Program[5]		260,000	506,000	890,000
2013 Option Grant	3/15/13				37,500	26.96	180,375
	11/4/13				37,500	27.89	182,625

Louis M. Addeo
2013 Incentive Compensation Program[5]		350,000	689,000	1,210,000
2013 Option Grant	3/15/13				37,500	26.96	180,375
	11/4/13				37,500	27.89	182,625

L. William Varner, III
2013 Incentive Compensation Program[5]		340,000	680,000	1,190,000
2013 Option Grant	3/15/13				37,500	26.96	180,375
	11/4/13				37,500	27.89	182,625

Daniel J. Keefe
2013 Incentive Compensation Program[5]		260,000	510,000	900,000
2013 Option Grant	3/15/13				37,500	26.96	180,375
	11/4/13				37,500	27.89	182,625

[1]	The criteria for all plan awards were established under the ManTech International Corporation Management Incentive Plan, 2011 Restatement.

[2]

The numbers of securities included in this column represent stock option awards that vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. The options expire five years after the grant date. Vesting and continuation of the options are subject to earlier cancellation in the event of termination of service. All options would fully vest on the officer’s death or disability.

[3]	For 2013, the exercise price of all option awards was the closing price of our common stock on the Nasdaq Stock Market on the grant date.

[4]

The amounts in this column reflect the aggregate grant date fair value of each stock option award, as computed in accordance with ASC Topic 718, Compensation – Stock Compensation. See Note 10 to the Financial Statements in ManTech’s 2013 Annual Report on Form 10-K for the valuation method for options granted in 2013.

[5]

The amounts in this row represent certain potential payouts under our 2013 Executive Incentive Compensation Plan. Actual payouts are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 35. The awards were based on the performance factors described in the Compensation Discussion and Analysis section of this proxy statement, under the heading Non-Discretionary Incentive Compensation Payments.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Grant Date	Option Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable[1] (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)
George J. Pedersen		—	—	—	—

Kevin M. Phillips	11/4/2013	0	37,500	27.89	11/4/2018
	3/15/2013	0	37,500	26.96	3/15/2018
	11/6/2012	10,000	20,000	26.24	11/6/2017
	3/15/2012	5,000	10,000	33.78	3/15/2017
	11/4/2011	10,000	5,000	33.53	11/4/2016
	3/15/2011	20,000	10,000	41.45	3/15/2016
	8/2/2010	20,000	0	39.95	8/2/2015
	3/13/2009	40,000	0	43.94	3/13/2014
	3/15/2005	10,000	0	23.95	3/15/2015

Louis M. Addeo	11/4/2013	0	37,500	27.89	11/4/2018
	3/15/2013	0	37,500	26.96	3/15/2018
	11/6/2012	13,333	26,667	26.24	11/6/2017
	3/15/2012	6,667	13,333	33.78	3/15/2017
	11/4/2011	10,000	5,000	33.53	11/4/2016
	3/15/2011	20,000	10,000	41.45	3/15/2016
	8/2/2010	20,000	0	39.95	8/2/2015
	3/15/2010	30,000	0	50.05	3/15/2015
	8/3/2009	25,000	0	54.16	8/3/2014
	5/4/2009	15,000	0	35.00	5/4/2014
	3/13/2009	50,000	0	43.94	3/13/2014

L. William Varner, III	11/4/2013	0	37,500	27.89	11/4/2018
	3/15/2013	0	37,500	26.96	3/15/2018
	11/6/2012	8,333	16,667	26.24	11/6/2017
	3/15/2012	4,167	8,333	33.78	3/15/2017
	11/4/2011	10,000	5,000	33.53	11/4/2016
	3/15/2011	16,667	8,333	41.45	3/15/2016
	8/2/2010	20,000	0	39.95	8/2/2015
	3/15/2010	20,000	0	50.05	3/15/2015
	11/2/2009	40,000	0	44.19	11/2/2014

Daniel J. Keefe	11/4/2013	0	37,500	27.89	11/4/2018
	3/15/2013	0	37,500	26.96	3/15/2018
	11/6/2012	3,333	6,667	26.24	11/6/2017
	3/15/2012	1,000	2,000	33.78	3/15/2017
	11/4/2011	4,667	2,333	33.53	11/4/2016
	8/1/2011	10,000	5,000	39.81	8/1/2016

[1]

The numbers of securities included in this column represent the unvested portion of stock option awards that vest over three years, with 1/3 of the total grant vesting on each of the first three anniversary dates of the grant. The options expire five years after the grant date. Vesting and continuation of the options are subject to cancellation in the event of termination of service. All options would fully vest on the officer’s death or disability.

OPTION EXERCISES AND STOCK VESTED

Name (a)	Stock Awards
	Number of Shares Acquired on Vesting (#) (b)	Value Realized on Vesting ($)[1] (c)
George J. Pedersen	—	—
Kevin M. Phillips	3,333	89,858
Louis M. Addeo	—	—
L. William Varner, III	—	—
Daniel J. Keefe	—	—

[1]	The value reflected in this column is based on the closing price of our stock on March 15, 2013 ($26.96).

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Retention Agreement

Under his retention agreement (as further described in the Compensation Discussion and Analysis section of this proxy statement), if Mr. Pedersen is terminated without cause, he is entitled to a lump sum amount equal to his base salary (which was $1,800,000 as of December 31, 2013). For this purpose, cause means (i) a material violation by Mr. Pedersen of the retention agreement that he fails to cure to the Company’s reasonable satisfaction within thirty (30) days after the Company delivers written notice specifically identifying such violation; (ii) Mr. Pedersen’s willful failure to act in a manner consistent with his responsibilities or with the best interests of the Company that he fails to cure to the Company’s reasonable satisfaction within thirty (30) days after the Company delivers written demand that specifically identifies the manner in which the Company believes that he has not satisfactorily performed his duties; or (iii) Mr. Pedersen’s conviction of a felony (other than an offense related to the operation of an automobile that results only in a fine, license suspension or other non-custodial penalty) or other serious crime involving moral turpitude.

Equity Awards

At December 31, 2013, each of Messrs. Phillips, Addeo, Varner, and Keefe held unvested stock options that, under the standard terms of our stock option awards, would have become vested on the applicable named executive officer’s death or disability. Amounts for these and other benefits payable to the named executive officers had they died or become disabled on the last business day of fiscal year 2013 are shown below.

Potential Post-Termination Payments

Name	Termination Event	Severance Payment	Life Insurance Death Benefit[1]	Maximum LTD Annual Benefit[2]	Number of Options Accelerated	Aggregate Spread[3]
George J. Pedersen	Termination w/o Cause	$1,800,000	—	—	—	—
	Death	—	$625,000	—	—	—
	Disability	—	—	$180,000	—	—

Kevin M. Phillips	Death	—	$1,250,000	—	120,000	$261,675
	Disability	—	—	$180,000	120,000	$261,675

Louis M. Addeo	Death	—	$1,250,000	—	130,000	$286,276
	Disability	—	—	$180,000	130,000	$286,276

L. William Varner, III	Death	—	$1,250,000	—	113,333	$249,376
	Disability	—	—	$180,000	113,333	$249,376

Daniel J. Keefe	Death	—	$1,250,000	—	91,000	$212,476
	Disability	—	—	$180,000	91,000	$212,476

[1]	Upon the death of the named executive officer on December 31, 2013, the amounts in this column would have been payable from life insurance policies for which the Company paid the premiums.

[2]

Upon the permanent disability of the named executive officer on December 31, 2013, the amounts in this column would have been payable from a disability insurance policy for which the Company pays the premiums. Long-term disability pays 40% of salary, up to a maximum monthly benefit of $15,000. The benefit is generally payable until age 67.

[3]	Based on a per share price of $29.93 (the closing price of our stock on December 31, 2013).

COMPENSATION RISK MANAGEMENT

Management reviews the Company’s overall compensation structure (taking into account such factors as the overall mix of compensation, the performance metrics that are used under the Company’s incentive programs, the length of the performance periods under such programs, and the overall relationship of the Company’s compensation programs to the Company’s business risk) annually, or whenever the Company considers new compensation policies or programs for its employees. Management periodically reports the results of its evaluation to the Compensation Committee, including any findings of risk related to the Company’s compensation structure, as well as any factors that may mitigate the risk posed by the particular compensation policy or program. The Compensation Committee considers management’s conclusions in fulfilling its responsibilities with respect to the Company’s executive compensation program. Based on management’s assessment, the Company has concluded that its compensation policies and procedures do not create risks that are reasonably likely to have a material adverse effect on the Company.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 requires that we provide our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Our Board of Directors has adopted a policy to provide such an advisory vote every three years. Unless the Board of Directors modifies that policy, the next advisory vote will be held at our 2017 Annual Meeting.

As described in detail in the Compensation Discussion and Analysis section of this proxy statement, our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation programs must provide our named executive officers with competitive compensation opportunities that reward both their contributions to the development and financial success of the Company and their personal performance.

For a discussion of considerations related to the 2013 compensation decisions for our named executive officers, see the Executive Summary contained in the Compensation Discussion and Analysis section.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. This vote on named executive officer compensation is advisory, which means that the vote is not binding on the Company, the Board or the Compensation Committee. The Compensation Committee will consider the results of this vote in making future determinations with respect to compensation policies and decisions.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the resolution set forth below approving the compensation of the named executive officers, as disclosed in the Company’s 2014 Proxy Statement. All proxies executed and returned will be voted “FOR” the resolution approving the compensation of the named executive officers unless the proxy specifies otherwise.

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s 2014 proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other accompanying tables and disclosures.

AUDIT COMMITTEE REPORT

The Audit Committee reviews ManTech’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm for 2013, is responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. Additionally, D&T is responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, we have reviewed and discussed with both management and the independent registered public accounting firm the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and D&T’s evaluation of the Company’s internal control over financial reporting, in each case for the year ended December 31, 2013. The Audit Committee has discussed with D&T those matters required to be discussed by statement on Auditing Standards No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board.

D&T has provided us with the written disclosures and the letter from the independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with D&T the auditor’s independence from the Company and its management. The Audit Committee has concluded that D&T’s provision of audit and non-audit services to the Company is compatible with D&T’s independence.

Based upon the considerations, reviews, and discussions referred to above, we recommended to the Board of Directors (and the Board of Directors approved) the inclusion of the audited financial statements for the year ended December 31, 2013 in the Company’s Annual Report on Form 10-K for 2013.

The Audit Committee of the Board of Directors

Barry G. Campbell, Chairman
Mary K. Bush
Walter R. Fatzinger, Jr.
Richard J. Kerr

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors is responsible for selecting and appointing our independent registered public accounting firm. The Audit Committee has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014, subject to the ratification of such appointment by our stockholders at the Annual Meeting. Although stockholder approval is not required by our bylaws or otherwise, we are submitting the appointment of D&T for ratification in order to obtain the views of our stockholders.

In the event our stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that a change would be in the best interests of the Company and its stockholders.

In appointing D&T as our independent registered public accounting firm for the fiscal year ending December 31, 2014, the Audit Committee considered whether D&T’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

D&T served as our independent registered public accounting firm in 2013. We expect that representatives of D&T will be present at the Annual Meeting, and will be available to respond to appropriate questions. Those representatives will also have an opportunity to make a statement or comment on the financial statements if they wish to do so.

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

Our Audit Committee charter incorporates the Audit Committee’s policies for pre-approval of audit and permitted non-audit services performed by our independent registered public accounting firm. The requirement for pre-approval, in part, allows us to assess whether the provision of such services might impair the independence of our independent registered public accounting firm.

The Audit Committee approves the annual audit services engagement and (if necessary) any material changes in terms, conditions, and fees resulting from changes in audit scope or other matters.

The chairman of the Audit Committee has been authorized by the Audit Committee to pre-approve any services arising during the year that were not pre-approved by the Audit Committee at the time of the annual audit services engagement. Services that are pre-approved by the Audit Committee chairman are then communicated to, and ratified by, the full Audit Committee at the Audit Committee’s next regularly scheduled meeting.

For each proposed service, the independent registered public accounting firm is required to provide back-up documentation detailing the service. The Audit Committee regularly reviews summary reports provided to us by our independent auditor. During 2013, all services performed by D&T were approved by the Audit Committee pursuant to the Audit Committee’s pre-approval policies.

Fees Paid to Deloitte & Touche LLP

The following table presents the aggregate fees that we were billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) for the fiscal years ended December 31, 2012 and 2013.

Type of Fees	2012	2013
Audit Fees	$1,525,140	$1,724,292
Audit-Related Fees	113,614	5,500
Tax Fees	15,448	0
TOTAL	$1,654,202	$1,729,792

In the table above, in accordance with the definitions and rules of the SEC, each type of fee is defined as follows.

➢

Audit Fees are fees that we were billed by the Deloitte Entities for professional services rendered for the audit of our consolidated financial statements that are included in our Annual Reports on Form 10-K, the audit of the Company’s internal control over financial reporting, and the review of financial statements included in our Quarterly Reports on Form 10-Q.

➢

Audit-Related Fees consist of fees that we were billed by the Deloitte Entities for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Audit-Related Fees include services performed in connection with the audits of our 401(k) plan and Employee Stock Ownership Plan.

➢	Tax Fees are fees that we were billed by the Deloitte Entities for professional services rendered for tax compliance, tax advice, and tax planning.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. All proxies executed and returned will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP unless the proxy specifies otherwise.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Audit Committee has established a policy and associated procedures for the review, approval, and monitoring of all transactions involving the Company and “Related Parties” (the Policy). Under the Policy, a Related Party is any director, executive officer, director nominee, 5% or greater beneficial owner of the Company’s stock, or an immediate family member of any of these people. With certain exceptions that are detailed in the Policy, a Related Party Transaction is any arrangement, transaction or relationship in which the Company (or any of its subsidiaries) is a participant and any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity).

Under the Policy, the Audit Committee is responsible for reviewing and approving all Related Party Transactions. If a director is involved in the proposed transaction, he or she will not participate in discussions and decisions about the proposed transaction. In determining whether to approve a proposed Related Party Transaction, the Audit Committee will take into account, among other factors:

➢

the material facts and circumstances of the transaction (such as the nature of the Related Party’s interest, the value of the proposed transaction, the benefit of the transaction to the Company, and whether the transaction is on terms comparable to an arms-length transaction);

➢	any potential impact on a director’s independence; and

➢	public disclosure issues, including any anticipated public perception issues related to the disclosure.

If the Audit Committee approves a Related Party Transaction, and the transaction is anticipated to be continuing, the Audit Committee may establish guidelines for management to follow in those continuing dealings with the Related Party. In such cases, the Audit Committee is responsible for periodically (and at least annually) reviewing and assessing the ongoing relationships to ensure they comply with the Audit Committee’s guidelines and that the Related Party Transaction remains appropriate. Additionally, the Audit Committee has adopted certain “standing approvals” for some common Related Party Transactions involving de minimis amounts (including certain types of compensation decisions for employees who are Related Parties because of their familial relationships and charitable contributions to entities that have relationships with Related Parties) that fall below the minimum threshold for public disclosure.

The Policy requires that transactions in excess of the minimum threshold for disclosure in our proxy statement under the relevant SEC rules shall be disclosed in accordance with the applicable laws, rules, and regulations.

Related Party Transactions

Ms. Christine Lancaster, our Assistant Vice President and Assistant Corporate Secretary, is the daughter of Mr. George Pedersen, our Chairman of the Board and CEO. Ms. Lancaster has been employed by the Company on a full-time basis since 1986. For 2013, Ms. Lancaster received salary compensation of $136,980 and a bonus of $13,000. For 2014, we expect that the amount of Ms. Lancaster’s compensation will again exceed $120,000.

Mr. Kent Warren, the president of our ManTech Commercial Services, LLC subsidiary, is the son-in-law of Mr. Pedersen. Mr. Warren has been employed by the Company since September 2013. Prior to being employed by us, Mr. Warren had been directly and indirectly engaged by the Company pursuant to certain contractual relationships with Peak 10 Systems, LLC, an entity controlled by Mr. Warren that provided services in support of certain of the Company’s business development efforts. For 2013, Mr. Warren received salary compensation of $69,887 and a bonus of $25,000, and Peak 10 Systems, LLC received payment for services of $40,000. For 2014, we expect that the amount Mr. Warren’s employee compensation will exceed $120,000.

Mr. Mark Phillips, a regional director of human resources with the Company’s Mission Solutions and Services Group during 2013, is the brother of Mr. Kevin Phillips, our Chief Financial Officer. Mr. Mark Phillips was employed by the Company from August 2012 until February 2014. For 2013, Mr. Mark Phillips received salary compensation of $217,681 and a bonus of $12,000.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee in 2013 were officers or employees of the Company or former officers of the Company, and no members of our Compensation Committee had any relationship with the Company during 2013 requiring disclosure as a related party transaction under applicable SEC rules.

None of our executive officers in 2013 served as a director or member of the compensation committee (or other board committee performing equivalent functions) of any other entity which had an executive officer serving as one of our directors or a member of our Compensation Committee.

BENEFICIAL OWNERSHIP OF OUR STOCK

Ownership by Our Directors and Executive Officers

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 14, 2014 by each of the following:

➢	Our named executive officers (identified in the Summary Compensation table)

➢	Our directors and director nominees

➢	Our current directors and executive officers, as a group

We have determined beneficial ownership in accordance with the rules and regulations of the Exchange Act.

Unless otherwise indicated, the persons included in the table below have sole voting and investment power over the shares reported. In addition, because Class B Common Stock may be voluntarily converted into Class A Common Stock on a share-for-share basis, each share of Class B Common Stock also represents beneficial ownership of a share of Class A Common Stock. However, for purposes of this presentation, share amounts and ownership percentages are presented without regard to convertibility. The address for each person in the table below is the mailing address of our principal executive offices: 12015 Lee Jackson Highway, Fairfax, VA 22033-3300.

	Class A Common Stock			Class B Common Stock		Total Voting Power[2,3]
Name	Total Shares Beneficially Owned[1]	Number of Option Shares[1]	Percent of Class[2]	Total Shares Beneficially Owned	Percent of Class
George J. Pedersen[4]	—	—	—	13,192,845	100%	84.6%
Kevin M. Phillips	115,548	102,500	*	—	—	*
Louis M. Addeo	169,367	169,166	*	—	—	*
L. William Varner, III	144,334	144,166	*	—	—	*
Daniel J. Keefe	32,625	32,500	*	—	—	*
Richard L. Armitage	10,500	7,500	*	—	—	*
Mary K. Bush	13,500	7,500	*	—	—	*
Barry G. Campbell	18,500	7,500	*	—	—	*
Walter R. Fatzinger, Jr5	31,525	17,500	*	—	—	*
Richard J. Kerr	23,500	12,500	*	—	—	*
Kenneth A. Minihan	18,500	7,500	*	—	—	*
Stephen W. Porter	20,500	17,500	*	—	—	*
All directors and executive officers as a group (13 persons):	641,361	566,664	2.6%	13,192,845	100%	84.7%

[1]

Shares of common stock subject to options that are or will become exercisable within 60 days after March 14, 2014 compose the number of shares listed under the column Number of Option Shares, and such shares are also included in computing the total shares of Class A Common Stock beneficially owned by such individual under the column Total Shares Beneficially Owned.

[2]

An asterisk indicates that the total beneficial ownership of the class of stock or the total voting power of our outstanding common stock (in each case, including shares subject to options that may be exercised within 60 days) is less than 1%.

[3]	The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share.

[4]

Includes (i) 49,917 shares of Class B Common Stock held by the ManTech Special Assistance Fund, Inc., a fund over which Mr. Pedersen has voting and investment control, and as to which Mr. Pedersen disclaims beneficial ownership, and (ii) 1,168 shares of Class B Common Stock held by Mr. Pedersen’s wife, Marilyn A. Pedersen.

[5]	Includes 2,225 shares of Class A Common Stock held by Fidelity Brokerage Services LLC for Helen C. Fatzinger, as to which Mr. Fatzinger disclaims beneficial ownership.

Ownership by Holders of More Than 5% of Our Class A Common Stock

The following table details certain information with regard to the beneficial ownership of the owners of more than 5% of our outstanding Class A Common Stock, as of December 31, 2013.

Name and Address	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Outstanding Class A Common Stock[1]	Percent of Outstanding Class B Common Stock[1]	Total Voting Power[1]
George J. Pedersen	13,192,845			100%	84.6%
12015 Lee Jackson Hwy, Fairfax, VA 22033
Royce & Associates, LLC	3,684,420	[2]	15.4%		2.4%
745 Fifth Avenue, New York, NY 10151
FMR LLC	3,116,907	[3]	13.0%		2.0%
245 Summer Street, Boston, MA 02210
BlackRock, Inc	1,996,291	[4]	8.3%		1.3%
40 East 52nd Street, New York, NY 10022
Heartland Advisors, Inc	1,582,774	[5]	6.6%		1.0%
789 North Water Street, Milwaukee, WI 53202
The Vanguard Group, Inc	1,363,363	[6]	5.7%		0.9%
100 Vanguard Boulevard, Malvern, PA 19355
The National Rural Electric Cooperative Association	1,246,179	[7]	5.2%		0.8%
4301 Wilson Boulevard, Arlington, VA 22203

[1]

Based on 24,001,780 shares of Class A Common Stock and 13,192,845 shares of Class B Common Stock outstanding on December 31, 2013. The holders of our Class A Common Stock are entitled to one (1) vote per share, and the holders of our Class B Common Stock are entitled to ten (10) votes per share. The Class B shares may be converted by their holder into Class A shares at any time.

[2]

As reported on a Schedule 13G/A filed by Royce & Associates, LLC on January 13, 2014. According to such Schedule 13G/A, Royce & Associates, LLC has sole voting and dispositive power with respect to all 3,684,420 shares.

[3]

As reported on a Schedule 13G/A filed by FMR LLC on February 14, 2014. According to such Schedule 13G/A, FMR LLC has sole voting power with respect to 409,657 shares and sole dispositive power with respect to all 3,116,907 shares. In addition, FMR LLC indicated as follows: Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR LLC and a registered investment adviser with its principal place of business at 245 Summer Street, Boston, Massachusetts 02210, beneficially owns 2,450,000 of the shares as a result of acting as investment adviser to various registered investment companies. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,450,000 shares owned by the funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Fidelity SelectCo, LLC (“SelectCo”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser with its principal place of business at 1224 17th Street, Suite 1100, Denver Colorado 80202, is the beneficial owner of 221,700 shares as a result of acting as investment adviser to various registered investment companies. Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo funds each has sole power to dispose of 221,700 shares owned by the SelectCo funds. Fidelity Low-Priced Stock Fund beneficially owns 1,775,000 shares. Pyramis Global Advisors, LLC (PGALLC), an indirect wholly-owned subsidiary of FMR LLC and a registered investment adviser with its principal place of business at 900 Salem Street, Smithfield, Rhode Island 02917, beneficially owns 35,550 of the shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds or registered investment companies owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole power to dispose of 35,550 shares and sole power to vote or to direct the voting of 0 shares owned by institutional accounts or funds advised by PGALLC. FIL Limited (FIL), which has a principal place of business at Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution, beneficially owns 409,657 of the shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. Such FIL voting stock normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC has reported shares held by FIL as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

[4]

As reported on a Schedule 13G/A filed by Blackrock, Inc. on January 30, 2014. According to such Schedule 13G/A, Blackrock, Inc. has sole voting power with respect to 1,927,455 shares and sole dispositive power with respect to all 1,996,291 shares. Based on information contained in the Schedule 13G/A, BlackRock is the beneficial owner as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of common stock: BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, Blackrock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC.

[5]

As reported on a Schedule 13G filed by Heartland Advisors, Inc. on February 6, 2014. According to such Schedule 13G, Heartland Advisors, Inc. has shared voting power with respect to 1,582,284 shares and shared dispositive power with respect to all 1,582,774 shares. Based on the information contained in the Schedule 13G, the 1,582,774 shares may be deemed to be beneficially owned by (1) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients and (2) William J. Nasgovitz by virtue of his control of Heartland Advisors, Inc. Mr. Nasgovitz disclaims beneficial ownership of any of the shares. The Heartland Value Plus Fund, a series of the Heartland Group, Inc., a registered investment company, owns 1,375,000 shares, and the remaining shares are owned by various other accounts managed by Heartland Advisors, Inc. on a discretionary basis.

[6]

As reported on a Schedule 13G/A filed by The Vanguard Group Inc. on February 11, 2014. According to such Schedule 13G/A, The Vanguard Group Inc. has the sole voting power with respect to 39,945 shares, shared dispositive power with respect to 37,145 shares, and sole dispositive power with respect to 1,326,218 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,145 shares as a result of serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 2,800 shares as a result of its serving as investment manager of Australian investment offerings.

[7]

As reported on a Schedule 13G filed by The National Rural Electric Cooperative Association on February 14, 2014. According to such Schedule 13G, The National Rural Electric Cooperative Association has the sole voting and dispositive power with respect to all 1,246,179 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of such Section 16 reports.

Based solely upon our review of copies of such reports furnished to the Company, and written representations from our officers and directors that all reportable transactions were reported, we believe that our officers, directors, and 10% stockholders complied with their Section 16(a) filing obligations for 2013 and timely filed all reports required to be filed pursuant to Section 16(a).

STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8(e) of the Exchange Act, the proposal must be received by our Corporate Secretary at 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, no later than December 5, 2014. The stockholder proposal, including any accompanying supporting statement, may not exceed 500 words.

Our bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Nominations for director or other business proposals to be addressed at our 2015 Annual Meeting may be made by a stockholder entitled to vote by timely delivery of notice to our Corporate Secretary. For purposes of our 2015 Annual Meeting, to be considered timely, such notice must be delivered no earlier than December 5, 2014 and no later than February 3, 2015. As to all such matters for which we do not receive notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in our proxy relating to the 2015 Annual Meeting of Stockholders. However, if we determine to change the date of the 2015 Annual Meeting of Stockholders by more than 30 days from May 8, 2015, we will provide stockholders with a reasonable time before we begin to print and mail our proxy materials for the 2015 Annual Meeting of Stockholders, so that our stockholders have an opportunity to make proposals in accordance with the rules and regulations of the SEC.

INCORPORATION BY REFERENCE AND OTHER INFORMATION

We have included our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (and our audited financial statements for such fiscal year) with this proxy statement; however, the Annual Report and the audited financial statements are not incorporated by reference into this proxy statement, do not constitute a part of the proxy soliciting material, and are not subject to the liabilities of Section 18 of the Exchange Act. You may request additional copies of the accompanying Annual Report, without charge, by contacting our investor relations department at the address shown below.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including the financial statements, financial statement schedules, and exhibits), without charge, by sending a written request to Mr. Stuart Davis in our investor relations department, at ManTech International Corporation, 12015 Lee Jackson Highway, Fairfax, VA 22033-3300, or by calling (703) 218-6000.

Additionally, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on the Corporate Governance page of our Website, as soon as reasonably practicable after we electronically file such reports with the SEC. Information contained on our Website is not a part of this proxy statement.

By Order of the Board of Directors

George J. Pedersen

Chairman of the Board and Chief Executive Officer

Fairfax, Virginia

April 4, 2014

MANTECH INTERNATIONAL CORPORATION PROXY FOR ANNUAL MEETING OF STOCKHOLDERS- MAY 8, 2014 (This Proxy is solicited by the Board of Directors of the Company) The undersigned stockholder of ManTech International Corporation hereby appoints George J. Pedersen and JeffreyS. Brown, or either of them, his/her true and lawful agents and proxies, each with the full power of substitution, to represent and to vote as specified in this proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Annual Meeting of Stockholders of ManTech International Corporation to be held at The Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, Virginia 22033, on Thursday, May 8, 2014 at 11:00 a.m. (EDT). WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED “FOR ALL NOMINEES” WITH RESPECT TO THE ELECTION OF DIRECTORS IN PROPOSAL 1, “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS IN PROPOSAL 2, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP IN PROPOSAL 3, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. (Continued and to be signed on the reverse side.) 14475

ANNUAL MEETING OF STOCKHOLDERS OF MANTECH INTERNATIONAL CORPORATION May 8, 2014 GO GREEN a-Consent makes it easy to go paperless. With a-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investor.mantech.com/annualmeeting Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach and mailm the envelope provided. 11 20833 1 050814 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1; “FOR” IN PROPOSAL 2; AND “FOR” IN PROPOSAL 3 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [K) FOR AGAINST ABSTAIN 1. Proposal 1 - Election of Directors: 2. Proposal 2 - Advisory vote on the compensation of the 0 0 0 Company’s named executive officers D FOR ALL NOMINEES WlTHHOLO AUTHORITY FOR All NOMINEES FOR All EXCEPT (See mstruclions be!ow) NOMINEES: 0 George J. Pedersen 0 Richard L. Armitage 0 Mary K. Bush 0 Barry G Campbell 0 Walter R. Fatzinger, Jr. 0 Richard J. Kerr 0 Kenneth A Minihan 0 Stephen W. Porter 3. Proposal 3 - Ratify the appointment of Deloitte & Touche LLP to D D D serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, in which Proposals 1, 2 & 3 are fully explained. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. INSTRUCTIONS:To wilhhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, atlorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.